                                 SCHEDULE 14A
                                (Rule 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement               [_] Confidential, for Use of the
                                                  Commission Only (as permitted
[X] Definitive Proxy Statement                    by Rule 14a-6(e)(2))
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         ALEXION PHARMACEUTICALS, INC.

--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1) Title of each class of securities to which transaction applies:
     -----------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
     -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -----------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
     -----------------------------------------------------------------------
     5) Total fee paid:
     -----------------------------------------------------------------------
[_] Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1) Amount Previously Paid:
     ----------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
     ----------------------------------------------------------------------
     3) Filing Party:
     ----------------------------------------------------------------------
     4) Date Filed:
     ----------------------------------------------------------------------

                         ALEXION PHARMACEUTICALS, INC.
                               352 Knotter Drive
                          Cheshire, Connecticut 06410
                                 (203) 272-2596


November 8, 2001

Dear Fellow Stockholder:

     You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday December 12, 2001, at the Park Avenue Room at the Hotel Inter-Continental, 111 East 48th Street, New York, New York 10017.

     This year, you are being asked:

     (1) To elect seven directors to the Company's Board of Directors, constituting the entire Board, to serve for the ensuing year; and

     (2) To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants.

     In addition, I will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

     We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

     Thank you for your cooperation.

                                            Very truly yours,


                                            Leonard Bell, M.D.
                                            President, Chief Executive Officer,
                                            Secretary and Treasurer

                         ALEXION PHARMACEUTICALS, INC.
                             Cheshire, Connecticut

                                  ___________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                November 8, 2001

                                  ___________

     Notice is hereby given that the Annual Meeting of Stockholders of Alexion Pharmaceuticals, Inc. will be held on Wednesday, December 12, 2001, at 10:00 a.m. at the Park Avenue Room at the Hotel Inter-Continental, 111 East 48th Street, New York, New York 10017 for the following purposes:

     (1) To elect seven directors to the Company's Board of Directors, constituting the entire Board, to serve for the ensuing year;

     (2) To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants; and

     (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Stockholders of record at the close of business on November 7, 2001 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who are unable to attend the Annual Meeting in person are requested to complete and date the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

                                              Leonard Bell, M.D.
                                              Secretary

                         ALEXION PHARMACEUTICALS, INC.
                               352 Knotter Drive
                          Cheshire, Connecticut 06410

                                 ____________


                                PROXY STATEMENT

                                 ____________


                              GENERAL INFORMATION

Proxy Solicitation

     This Proxy Statement is furnished to the holders of common stock, par value $.0001 per share (the "Common Stock"), of Alexion Pharmaceuticals, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders to be held on Wednesday, December 12, 2001, at 10:00 a.m. at the Park Avenue Room at the Hotel Inter-Continental, 111 East 48th Street, New York, New York 10017, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters which will come before the meeting.

     Proxies will be mailed to stockholders on or about November 8, 2001 and will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the meeting, officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile, email or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum otherwise might not be obtained.

Revocability and Voting of Proxy

     A form of proxy for use at the Annual Meeting of Stockholders and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby for all listed nominees for director, for ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants, and in accordance with their best judgment on any other matters which may properly come before the meeting.

Record Date and Voting Rights

     Only stockholders of record at the close of business on November 7, 2001 are entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. On November 7, 2001 there were 18,110,801 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting, present in person or by proxy and entitled to vote. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees that are present in person or represented by proxy, but are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of the New York Stock Exchange. The effect of broker non-votes on the specific items to be brought before the Annual Meeting is discussed under each item.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information as of October 1, 2001 (except as otherwise noted) regarding the beneficial ownership (as defined by the Securities and Exchange Commission (the "SEC")) of the Company's Common Stock of: (i) each person known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock; (ii) each director;
(iii) each executive officer named in the Summary Compensation Table (see "Proposal No.-1. Election of Directors"); and (iv) all directors and executive officers of the Company as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.

                                                                                                          Percentage of
                                                                                Number of Shares           Outstanding
Name and Address                                                               Beneficially Owned           Shares of
of Beneficial Owner (1)                                                                (2)                 Common Stock
-----------------------                                                        ------------------         -------------
OppenheimerFunds, Inc.
Two World Trade Center, 34/th/ Floor
New York, NY  10048-0203 /(3)/..............................................        2,000,000                  11.0%

Fidelity Management & Research Company
82 Devonshire Street
Boston, MA  02109 /(4)/.....................................................        1,833,269                  10.1%

Scudder Kemper Investments, Inc.
345 Park Avenue
New York, NY  10154-0010 /(5)/..............................................        1,373,400                   7.6%

OrbiMed Advisors, LLC
41 Madison Avenue, 40/th/ Floor
New York, NY  10010 /(6)/...................................................          950,000                   5.2%

Leonard Bell, M.D. /(7)/....................................................          772,016                   4.1%
Stephen P. Squinto, Ph.D. /(8)/.............................................          225,590                   1.2%
David W. Keiser /(9)/.......................................................          225,436                   1.2%
John H. Fried, Ph.D. /(10)/.................................................          106,670                     *
Joseph Madri, Ph.D., M.D. /(11)/............................................           64,134                     *
Max Link, Ph.D. /(12)/......................................................           32,157                     *
Christopher F. Mojcik, M.D., Ph.D. /(13)/...................................           30,076                     *
Thomas I.H. Dubin, J.D. /(14)/..............................................           11,624                     *
Jerry T. Jackson /(15)/.....................................................            9,001                     *
R. Douglas Norby /(16)/.....................................................            9,001                     *
Alvin S. Parven /(17)/......................................................            7,901                     *

All Directors and Executive Officers as a group (17 persons) /[18)/.........        1,751,433                   9.0%

______________

*    Less than one percent.

(1) Unless otherwise indicated, the address of all persons is 352 Knotter Drive, Cheshire, Connecticut 06410.

(2) To the Company's knowledge, except as set forth below, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes in this table.

(3) This figure is based upon information set forth in Schedule 13G dated June 6, 2001.

(4) This figure is based upon information set forth in Schedule 13G dated May 10, 2001

(5) This figure is based upon information set forth in Schedule 13G dated February 14, 2001.

(6) This figure is based upon information set forth in Schedule 13G dated August 8, 2001.

(7) Includes 611,916 shares of Common Stock that may be acquired upon the exercise of options within 60 days of October 1, 2001 and 300 shares, in aggregate, held in the names of Dr. Bell's three minor children. Excludes 148,084 shares obtainable through the exercise of options, granted to Dr. Bell, which are not exercisable within 60 days of October 1, 2001 and 90,000 shares held in trust for Dr. Bell's children of which Dr. Bell disclaims beneficial ownership. Dr. Bell disclaims beneficial ownership of the shares held in the name of his minor children.

(8) Includes 174,890 shares of Common Stock which may be acquired upon the exercise of options within 60 days of October 1, 2001; 5,200 shares held in trust for the benefit of Dr. Squinto's two minor children of which Dr. Squinto's spouse is the trustee; and 10,000 shares held in a charitable remainder trust of which Dr. Squinto and his spouse are the trustees and income beneficiaries. Excludes 61,610 shares obtainable through the exercise of options, granted to Dr. Squinto, which are not exercisable within 60 days of October 1, 2001. Dr. Squinto disclaims beneficial ownership of the shares held in the name of his minor children and the foregoing trusts.

(9) Includes 189,136 shares of Common Stock which may be acquired upon the exercise of options within 60 days of October 1, 2001 and 300 shares, in aggregate, held in the names of Mr. Keiser's three children. Excludes 74,864 shares obtainable through the exercise of options, granted to Mr. Keiser, which are not exercisable within 60 days of October 1, 2001. Mr. Keiser disclaims beneficial ownership of the shares held in the name of his children.

(10) Includes 4,001 shares of Common Stock, which may be acquired upon the exercise of options that are exercisable within 60 days of October 1, 2001. Excludes 16,166 shares obtainable through the exercise of options granted to Dr. Fried, which are not exercisable within 60 days of October 1, 2001

(11) Includes 19,134 shares of Common Stock which may be acquired on the exercise of options that are exercisable within 60 days of October 1, 2001. Excludes 16,166 shares obtainable through the exercise of options granted to Dr. Madri, which are not exercisable within 60 days of October 1, 2001.

(12) Includes 4,001 shares of Common Stock which may be acquired upon the exercise of options within 60 days of October 1, 2001. Excludes 16,166 shares obtainable through the exercise of options granted to Dr. Link, which are not exercisable within 60 days of October 1, 2001.

(13) Includes 30,076 shares of Common Stock, which may be acquired upon the exercise of options within 60 days of October 1, 2001. Excludes 52,924 shares obtainable through the exercise of options granted to Dr. Mojcik, which are not exercisable within 60 days of October 1, 2001.

(14) Includes 11,624 shares of Common Stock which may be acquired on the exercise of options that are exercisable within 60 days of October 1, 2001. Excludes 59,376 shares obtainable through the exercise of options granted to Mr. Dubin, which are not exercisable within 60 days of October 1, 2001.

(15) Includes 9,001 shares of Common Stock which may be acquired on the exercise of options that are exercisable within 60 days of October 1, 2001. Excludes 17,999 shares obtainable through the exercise of options granted to Mr. Jackson, which are not exercisable within 60 days of October 1, 2001.

(16) Includes 9,001 shares of Common Stock which may be acquired on the exercise of options that are exercisable within 60 days of October 1, 2001. Excludes 17,999 shares obtainable through the exercise of options granted to Mr. Norby, which are not exercisable within 60 days of October 1, 2001.

(17) Includes 7,901 shares of Common Stock which may be acquired on the exercise of options that are exercisable within 60 days of October 1, 2001. Excludes 17,999 shares obtainable through the exercise of options granted to Mr. Parven, which are not exercisable within 60 days of October 1, 2001.

(18) Consists of shares beneficially owned by Drs. Bell, Fried, Link, Madri, Mojcik, and Squinto and Messrs. Dubin, Jackson, Keiser, Norby, and Parven, and certain other officers. Includes 1,264,712 shares of Common Stock, which may be acquired upon the exercise of options within 60 days of October 1, 2001.

                    PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     Seven directors (constituting the entire Board) are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

     The nominees, their ages, the year in which each first became a director and their principal occupations or employment during the past five years are:

                                                    Year First
                                                      Became
Director                                   Age       Director          Principal Occupation During The Past Five Years
------------------------------------      -----     ----------        ----------------------------------------------------------
John H. Fried, Ph.D./(1)/(2)/(3)/          71         1992            Chairman of the Board of Directors of the Company since
                                                                      April 1992; President of Fried & Co., Inc. since 1992;
                                                                      Chairman of the Board of Corvas International Inc. from
                                                                      1997 to 1999; Vice Chairman of Syntex Corp. from 1985 to
                                                                      January 1993 and President of the Syntex Research
                                                                      Division from 1976 to 1992.

Leonard Bell, M.D./(1)/                    43         1992            President, Chief Executive Officer, Secretary, Treasurer
                                                                      and director of the Company since January 1992; Assistant
                                                                      Professor of Medicine and Pathology and Co-Director of
                                                                      the Program in Vascular Biology at the Yale University
                                                                      School of Medicine from 1991 to 1992; Attending Physician
                                                                      at the Yale-New Haven Hospital and Assistant Professor of
                                                                      the Department of Internal Medicine at the Yale
                                                                      University School of Medicine from 1990 through 1992.

Jerry T. Jackson/(3)/                      60         1999            Retired since 1995; Executive Vice President of Merck
                                                                      from 1993 to 1995; serves as director of Cor
                                                                      Therapeutics, Inc. and M.D. Edge, Inc.

Max Link, Ph.D./(1)/(2)/(3)/               61         1992            Retired; Chief Executive Officer of Corange (Bermuda)
                                                                      from May 1993 to June 1994; Chairman of the Board of
                                                                      Sandoz Pharma, Ltd. From 1992 to 1993 and Chief Executive
                                                                      Officer of Sandoz Pharma, Ltd. from 1987 to 1992; serves
                                                                      as director of Protein Design Labs, Inc., Cell
                                                                      Therapeutics, Inc., Human Genome Sciences, Inc., Access
                                                                      Pharmaceuticals, Inc., Discovery Labs, Inc., Celsian
                                                                      Corporation, and Sulzer Medica, Ltd.

                                                    Year First
                                                      Became
Director                                   Age       Director          Principal Occupation During The Past Five Years
------------------------------------      -----     ----------        ----------------------------------------------------------

Joseph A. Madri, Ph.D., M.D.               55         1992            Faculty Member of the Yale University School of Medicine
                                                                      since 1980.

R. Douglas Norby/(2)/                      66         1999            Senior Vice President and Chief Financial Officer of
                                                                      Novalux, Inc. since January 2001, Executive Vice
                                                                      President and Chief Financial Officer of LSI Logic
                                                                      Corporation from 1996 to 2000; serves as a director of
                                                                      LSI.

Alvin S. Parven/(3)/                       61         1999            President of ASP Associates since 1997; Vice President at
                                                                      various operating subsidiaries of Aetna Insurance
                                                                      Corporation from 1987 to 1997.

_____________

(1) Member of the Nominating Committee of the Board of Directors.
(2) Member of the Audit Committee of the Board of Directors.
(3) Member of the Compensation Committee of the Board of Directors.

     In February 1993, the Board formed an Audit Committee, which was established to review the internal accounting procedures of the Company and to consult with and review the Company's independent public accountants and the services provided by such independent public accountants. Drs. Fried, Link, and Mr. Norby are the current members of the Audit Committee. During the fiscal year ended July 31, 2001, the Audit Committee held one meeting.

     In February 1993, the Board formed a Compensation Committee, which was established to review compensation practices, to recommend compensation for executives and key employees, and to administer the Company's non-formula based Stock Option Plans. Drs. Fried and Link, and Messrs. Jackson and Parven are the current members of the Compensation Committee. During the fiscal year ended July 31, 2001, the Compensation Committee held two meetings.

     In June 1999, the Board formed a Nominating Committee, which was established to review and recommend new directors to the Board. The nominating committee will consider nominees recommended by stockholders; such nominees should be recommended in accordance with the procedures for submission of stockholder proposals. Drs. Bell, Fried, and Link are the current members of the Nominating Committee. During the fiscal year ended July 31, 2001, the Nominating Committee did not hold a meeting.

     During the fiscal year ended July 31, 2001, the Board of Directors held four meetings and acted by unanimous written consent in lieu of a meeting twice. Each incumbent director attended at least 75% of the meetings of the Board of Directors, since the prior annual meeting of stockholders and all committees of the Board of Directors on which he served.

Certain Relationships and Related Transactions

     In June and October 1992, the Company entered into patent licensing agreements with Oklahoma Medical Research Foundation ("OMRF") and Yale University ("Yale"). The agreements provide that the Company will pay to these institutions royalties based on sales of products incorporating technology licensed thereunder and also license initiation fees, including annual minimum royalties that increase in amount based on the status of product development and the passage of time. Under policies of OMRF and Yale, the individual inventors of patents are entitled to receive a percentage of the royalties and other license fees received by the licensing institution. Some of the Company's founders and scientific advisors are inventors under patent applications with respect to patent applications licensed from Yale and, therefore, entitled to receive a portion of such royalties and other fees payable by the Company. Included are Dr. Bell, a director and the Company's President and Chief Executive Officer, Dr. Madri, a director, Dr. Squinto, Executive Vice President and Head of Research, and Dr. Rollins, Vice President of Drug Development and Project Management.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

     Based upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 2001 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis, except that a Form 5 was filed one day late for each of the Company's officers and directors, a Form 4 was filed late for each of Drs. Link and Rollins, and a Form 3 was filed late for Dr. Chu.

Vote Required

     The seven nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. A share will not be voted in favor of a nominee in the event of abstention, broker non-vote and instructions on the accompanying proxy card to withhold authority to vote for such nominee.

THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 1 - ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" EACH NOMINEE.

                            EXECUTIVE COMPENSATION

     The following table shows all the cash compensation paid by the Company as well as certain other compensation paid during the fiscal years indicated to the Chief Executive Officer of the Company and each of the four other most highly compensated executive officers of the Company for such period in all capacities in which they served.

                          SUMMARY COMPENSATION TABLE

                                                                                                             Long Term
                                                             Annual Compensation                            Compensation
                                                       -------------------------------                     --------------
                                                                                                               Options
                                             Fiscal                         Bonus            Other           (number of
Name and Principal Position                   Year      Base Salary      Compensation     Compensation         shares)
---------------------------------------    ---------   -------------    --------------   --------------    --------------
Leonard Bell, M.D.                            2001       $  332,000        $ 100,000       $ 4,903/(1)/        75,000
President, Chief Executive Officer,           2000          303,167          100,000         4,065/(1)/       100,000
Secretary and Treasurer                       1999          275,000           70,000         4,167/(1)/        40,000

David W. Keiser                               2001       $  230,381        $  50,000       $ 4,903/(1)/        37,500
Executive Vice President and Chief            2000          205,697           50,000         4,065/(1)/        30,000
Operating Officer                             1999          190,460           50,000         4,102/(1)/        22,500

Stephen P. Squinto, Ph.D.                     2001       $  206,000        $  35,000             -             34,000
Executive Vice President and Head of          2000          187,720           35,000             -             20,000
Research                                      1999          165,000           25,000             -             17,500

Christopher Mojcik, M.D., Ph.D.               2001       $  188,790        $  30,000       $ 5,570/(1)/        26,000
Vice President of Clinical                    2000          162,750           30,000       $ 2,441/(1)/        17,500
Development                                   1999          155,000           25,000             -             25,000

Thomas I.H. Dubin, J.D.                       2001       $  110,833/(2)/   $  20,000       $25,000/(3)/        71,000
Vice President and General Counsel            2000                -                -             -                  -
                                              1999                -                -             -                  -

_______________
(1) Represents the Company's matching contribution pursuant to its 401(k) defined contribution plan.

(2) Mr. Dubin joined Alexion on January 2, 2001 and his annual salary is $190,000 as of July 31, 2001.

(3)  Mr. Dubin received a sign-on bonus when he joined Alexion.

     The following table sets forth information with respect to option grants in fiscal year ended July 31, 2001 to the persons named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                     % of Total
                                      Number of       Options                   Market
                                      Securities     Granted to    Exercise     Price                   Potential Realized Value at
                                      Underlying    Employees in    or Base       on                      Assumed Annual Rates of
                                       Options         Fiscal        Price      Date of    Expiration   Stock Price Appreciation for
Name                                  Granted/(1)/    Year/(2)/     ($/sh)      Grant         Date            Option Term/(3)/
-----------------------------------  -------------- ------------- ----------  ----------  ------------ -----------------------------
                                                                                                         5%($)              10%($)
                                                                                                       ----------         ----------
Leonard Bell, M.D.                      75,000/(4)/      6.1        $21.00      $21.00       06/14/11  $  990,509        $ 2,510,144
David W. Keiser                         37,500           3.0         21.00       21.00       06/14/11     495,255          1,255,072
Stephen P. Squinto, Ph.D.               34,000           2.8         21.00       21.00       06/14/11     449,031          1,137,932
Christopher F. Mojcik, M.D., Ph.D.      26,000           2.1         21.00       21.00       06/14/11     343,376            870,183
Thomas I.H. Dubin, J.D.                 45,000/(5)/      3.6         35.38       35.38       02/09/11   1,001,122          2,537,039
                                        26,000           2.1         21.00       21.00       06/14/11     343,376            870,183

___________
(1) Options vest in 1/16th installments every 3 months commencing on the date of the grant unless otherwise indicated.

(2) Based upon options to purchase 1,230,164 shares granted to all employees during fiscal year 2001.

(3) The 5% and 10% assumed rates of appreciation are specified by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved.

(4) These options vest in 1/12th installments every 3 months commencing on the date of the grant.

(5) 10,000 options vested immediately on date of grant.

     The following table sets forth information with respect to (i) stock options exercised in fiscal 2001 by the persons named in the Summary Compensation Table and (ii) unexercised stock options held by such individuals at July 31, 2001.

                          AGGREGATED OPTION EXERCISES
             IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                          Shares         Value           Number of Unexercised         Value of Unexercised, In-the-
                                        Acquired on     Realized      Options Held at Fiscal Year      Money Options at Fiscal Year
                                       Exercise (#)       ($)                    End                            End ($)(1)
                                      --------------   ---------     -----------------------------    ------------------------------
Name                                                                 Exercisable     Unexercisable    Exercisable      Unexercisable
------------------------------------                                 -----------     -------------    -----------      -------------
Leonard Bell, M.D.                             0              0        605,667          154,333       $ 6,454,470       $  120,130
David W. Keiser                            1,000        $17,813        186,500           77,500         2,099,415          160,800
Stephen P. Squinto, Ph.D.                      0              0        172,500           64,000         1,990,113          138,275
Christopher F. Mojcik, M.D., Ph.D.             0              0         28,250           54,750           217,358          127,013
Thomas I.H. Dubin, J.D.                        0              0         10,000           61,000                 0                0

___________

(1) Based on the average of the high and low sale price of the Common Stock on July 31, 2001 of $19.24.

Employment Agreements

     Dr. Leonard Bell, President, Chief Executive Officer, Secretary and Treasurer of the Company, has a three-year employment agreement with the Company which commenced on April 1, 2000. The agreement provides that Dr. Bell will be employed as the President and Chief Executive Officer of the Company and that the Company will use its best efforts to cause Dr. Bell to be elected to the Board of Directors for the term of the agreement. Dr. Bell currently receives an annual base salary of $345,280. The contract provides that if (i) Dr. Bell is dismissed for any reason other than cause (as defined in the employment agreement) or (ii) Dr. Bell terminates the employment agreement for certain reasons including (a) certain changes in control of the Company, (b) Dr. Bell's loss of any material duties or authority, (c) if the Chief Executive Officer is not the highest ranking officer of the Company, (d) an uncured material breach of the employment agreement by the Company and (e) the retention of any senior executive officer by the Company or an offer to pay compensation to any senior executive of the Company that in either case is unacceptable to Dr. Bell, in his reasonable judgment, then Dr. Bell shall be entitled to receive a lump sum cash payment equal to Dr. Bell's annual salary then in effect multiplied by the number of years remaining in the term of the employment agreement. In addition, upon such termination, all stock options and stock awards vest and become immediately exercisable and remain exercisable through their original terms. If, upon the termination of the employment agreement on April 1, 2003, Dr. Bell shall cease to be employed by the Company in the capacity of Chief Executive Officer by reason of the Company's decision not to continue to employ Dr. Bell as Chief Executive Officer on terms at least substantially similar to those set forth in the existing employment agreement, then Dr. Bell will be entitled to a severance payment equal to his annual salary during the final year of such employment agreement. Similarly, if Dr. Bell is not able to continue his employment due to a physical or mental incapacity or disability, all stock options and stock awards held by Dr. Bell prior to his disability will vest and become immediately exercisable.

     Mr. David W. Keiser, Executive Vice President and Chief Operating Officer, has a two-year employment agreement with the Company which commenced on July 17, 2000. Mr. Keiser currently receives an annual base salary of $239,596.

     Dr. Stephen P. Squinto, Executive Vice President and Head of Research, has a five-year employment agreement with the Company which commenced in March 1997. Dr. Squinto currently receives an annual base salary of $216,300.

     Under the employment agreements for each of Mr. Keiser and Dr. Squinto, if either of them is dismissed for any reason other than cause (as defined in the employment agreement), death or disability, or if any of them terminates the employment agreement because of an uncured material breach thereof by the Company, he shall be entitled to receive a lump sum cash payment equal to the greater of (a) the annual salary for the remainder of the then current year of employment and (b) six months salary at the annual rate for the then current year of employment. In addition, upon such termination, all stock options shall accelerate vesting such that the number of such options vested on the day of termination shall be equal to the number of such options vested if the executive were to have been continuously employed by the Company until the date twelve months after the date of termination.

     All the Company's employment agreements require acknowledgment of the Company's possession of information created, discovered or developed by the employee/executive and applicable to the business of the Company and any client, customer or strategic partner of the Company. Each employee/executive also agreed to assign all rights he may have or acquire in proprietary information and to keep such proprietary information confidential and also agreed to certain covenants not to compete with the Company.

Compensation of Directors

     Under the Company's current compensation structure, all non-employees, non-Chairman members of the Board are entitled, with 75% attendance at Board meetings since the prior stockholders annual meeting, to receive $15,000. The Chairman of the Board is entitled, with 75% attendance at Board meetings, to receive $30,000. Each of Drs. Fried, Madri, and Link, and Messrs. Jackson, Norby and Parven all attended at least 75% of the meetings of the Company's Board and received their full annual director fee.

     Members of the Board who serve as committee chairs will be entitled to an additional $2,500 annually.

     Under the 1992 Stock Option Plan for Outside Directors, as amended, the ("Outside Directors' Plan") each director of the Company who is not an officer, nor employee nor consultant of the Company or any of its subsidiaries (other than the Chairman of the Board of Directors of the Company, who shall be eligible) ("Outside Directors") receives an option to purchase 12,000 shares of Common Stock on the date of his or her election to the Board. In addition, on the date of the Annual Meeting and on the date of each subsequent annual meeting of stockholders at which a director is reelected, such director, if he or she is still an Outside Director on such date and has attended, either in person or by telephone, at least seventy-five percent (75%) of the meetings of the Board of Directors that were held while he or she was a director since the prior annual meeting of stockholders, will be granted an option to purchase an additional 7,500 shares of the Company's Common Stock. Upon their re-election to the Board of the last Annual Meeting, each of Drs. Fried, Link and Madri and Messrs. Jackson, Norby and Parven received options to purchase 7,500 shares of Common Stock. All options granted under the Directors' Option Plan have an exercise price equal to the fair market value on the date of grant and vest in three equal annual installments beginning on the anniversary date of the grant.



Compensation Committee Report to Stockholders

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or under the Securities

Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation Committee is currently comprised of four directors. As members of the Compensation Committee, it is our responsibility to determine the most effective total executive compensation strategy based on the Company's business and consistent with stockholders' interests. Our specific duties include reviewing the Company's compensation practices, recommending compensation for executives and key employees, the making of recommendations to the Board of Directors with respect to major compensation and benefit programs, and administering the Company's stock option plans.

Compensation Philosophy

     The Company's overall compensation philosophy is to offer competitive salaries, cash incentives, stock options, and benefit plans consistent with the Company's financial position. Rewarding capable employees who contribute to the continued success of the Company plus equity participation and a strong alignment to stockholder's interests are key elements of the Company's compensation policy. One of the Company's strengths contributing to its success is the strong management team, many of whom have been with the Company for a significant period of time. The Company's executive compensation policy is to attract and retain key executives necessary for the Company's short and long-term success by establishing a direct link between executive compensation and the performance of the Company by rewarding individual initiative and the achievement of annual corporate goals through salary and cash bonus awards; and by providing equity awards based upon present and expected future performance to allow executives to participate in maximizing shareholder value.

     In awarding salary increases and bonuses, the Compensation Committee did not relate the various elements of corporate performance to each element of executive compensation. Rather, the Compensation Committee considered whether the compensation package as a whole adequately compensated each executive for the Company's performance during the past year and each executive's contribution to such performance.

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), publicly held companies may be prohibited from deducting as an expense for federal income tax purposes total remuneration in excess of $1 million paid to certain executive officers in a single year. However, Section 162(m) provides an exception for "performance based" remuneration, including remuneration attributable to certain stock options. The Company expects to keep "nonperformance based" remuneration within the $1 million limit in order that all executive compensation will be fully deductible. Nevertheless, although the Compensation Committee considers the net cost to the Company in making all compensation decisions (including, for this purpose, the potential limitation on deductibility of executive compensation), there is no assurance that compensation realized with respect to any particular award will qualify as "performance based" remuneration.

Base Salary

     Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, maintaining salaries at approximately competitive industry average. Determinations of base salary levels are established on an annual review of marketplace competitiveness with similar biopharmaceutical companies and on internal relationships. Periodic increases in base salary relate to individual contributions to the Company's overall performance, relative marketplace competitiveness levels, length of service and the industry's annual competitive pay practice movement. Some of the evaluation criteria used by the Compensation Committee for determining salary increases awarded during fiscal year 2001 included, but were not limited to, the following: maintaining adequate cash reserves, broadening drug development pipeline, timely completion of on-going clinical trials, broadening clinical development capacity, appropriate representation of firm in various public settings, and growth and enhancement of the Company's operating structure towards pre-commercialization. In determining appropriate levels of base salary, the Compensation Committee relied in part on several biopharmaceutical industry compensation surveys.

Bonus

     Bonuses represent the variable component of the executive compensation program that is tied to the Company's performance and individual achievement. The Company's policy is to base a significant portion of its senior executives' cash compensation on bonuses. In determining bonuses, the Compensation Committee considers factors such as relative performance of the Company during the year and the individual's contribution to the Company's performance.

Stock Options

     The Compensation Committee, which administers the Company's stock option plans, believes that one important goal of the executive compensation program should be to provide executives, key employees and consultants who have significant responsibility for the management, growth and future success of the Company with an opportunity to increase their ownership and potentially gain financially from the Company's stock price increases. This approach ensures that the best interests of the stockholders, executives, employees, and consultants will be closely aligned. Therefore, executive officers, other key employees, and consultants of the Company are granted stock options from time to time, giving them a right to purchase shares of the Company's Common Stock at a specified price in the future. The grant of options is based primarily on an employee's or consultants potential contribution to the Company's growth and financial results. In determining the size of option grants, the Compensation Committee considers the number of options owned by such employee or consultant, the number of options previously granted and currently outstanding, and the aggregate size of the current option grants. Options generally are granted at the prevailing market value of the Company's Common Stock and will only have value if the Company's stock price increases. Generally, grants of options vest over four years and the individual must be employed by the Company, as an employee or consultant for such options to vest.

2001 Compensation to Chief Executive Officer

     In reviewing and recommending Dr. Bell's salary and bonus and in awarding him stock options for fiscal year 2001 and for his future services, the Compensation Committee followed its compensation philosophy. Under the terms of his employment agreement, commencing on April 1, 2000, Dr. Bell's annual salary was increased to $345,280. For the 2001 fiscal year, Dr. Bell earned a $100,000 bonus, which was paid in August 2001. The Compensation Committee recommended this salary and bonus in recognition of Dr. Bell's achievements. In fiscal year 2001, Dr. Bell was granted options, to purchase 75,000 shares of the Company's Common Stock at an exercise price of $21.00, the fair market value on the date of grant, under the terms of the 2000 Stock Option Plan. The options will become exercisable in 1/12 installments every three months over three years commencing on the date of grant. The Compensation Committee recommended this option grant to secure the long-term services of the Company's chief executive officer and to further align the chief executive officer's compensation with stockholder interests.

                                     Compensation Committee
                                     John H. Fried, Ph.D., Jerry T. Jackson,
                                     Max Link, Ph.D., and Alvin S. Parven

The Company's Stock Performance

     The following Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts. The following graph compares cumulative total return of the Company's Common Stock with the cumulative total return of (i) the Nasdaq Stock Market-United States, and (ii) the Chase H&Q Biotechnology Index. The graph assumes (a) $100 was invested on July 31, 1996 in each of the Company's Common Stock, the stocks comprising the NASDAQ Stock Market-United States and the stocks comprising the JP Morgan H&Q Biotechnology Index, and (b) the reinvestment of dividends.


$100 INVESTED ON JULY 31, 1996 IN STOCK OR INDEX INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JULY 31, 2001.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                     AMONG ALEXION PHARMACEUTICALS, INC.,
                     THE NASDAQ STOCK MARKET (U.S.) INDEX
                 AND THE JP MORGAN H & Q BIOTECHNOLOGY INDEX



                             [Graph Appears Here]



                                                        7/96     7/97     7/98     7/99      7/00     7/01
Alexion Pharmaceuticals, Inc.......................      100      175      174      173      1076      309
Nasdaq Stock Market (U.S.).........................      100      148      174      248       353      190
JP Morgan H&Q Biotechnology Index..................      100      114      122      226       377      290

* $100 INVESTED ON 7/31/1996 IN STOCK OR INDEX INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING JULY 31.

Audit Committee Report

     The Audit Committee of the Board of Directors reviews the financial reporting process, the system of internal control, the audit process and the process for monitoring compliance with laws and regulations. All of the Audit Committee members satisfy the definition of an independent director as established in the National Association of Securities Dealers Listing Standards. The Board of Directors adopted a written charter for the Audit Committee on September 18, 2000.

     The Audit Committee reviewed the Company's financial statements with the Board of Directors and discussed with Arthur Andersen LLP, the Company's independent auditors during fiscal 2001, the matters required to be discussed by Statement of Auditing Standard No. 61. The Audit Committee received from Arthur Andersen LLP the written disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence. After reviewing and discussing the financial statements the Audit Committee recommended that they be included in the Company's annual report on Form 10-K.

     This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                                             Audit Committee
                                             R. Douglas Norby
                                             John H. Fried, Ph.D.
                                             Max Link, Ph.D.

         PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT
                              PUBLIC ACCOUNTANTS

     The appointment of Arthur Andersen LLP as the independent public accountants of the Company has been recommended by the Audit Committee of the Board. Arthur Andersen LLP served as the independent public accountants to audit the Company's consolidated financial statements for the fiscal year ended July 31, 2001. Subject to stockholder approval, the Board of Directors has appointed Arthur Andersen LLP as the Company's independent public accountants for fiscal year 2002. Representatives of Arthur Andersen LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Vote Required

     The affirmative vote of holders of a majority of the aggregate voting power of Common Stock present or represented and entitled to vote at the meeting, a quorum being present, is required for the adoption of this proposal. Abstentions and broker non-votes have the same legal effect as a vote cast against the proposal.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.


                             STOCKHOLDER PROPOSALS

     All stockholder proposals which are intended to be presented at the 2002 Annual Meeting of Stockholders of the Company must be received by the Company no later than July 2, 2002 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

                        INFORMATION CONCERNING AUDITORS


     The firm of Arthur Andersen LLP examined the Company's financial statements for the fiscal year ended July 31, 2001. The Board of Directors has appointed Arthur Andersen LLP to serve as the Company's independent auditors for its fiscal year ending July 31, 2002. Representatives of Arthur Andersen LLP are expected to attend the Annual Meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

     The fees for services provided by Arthur Andersen LLP to the Company in 2001 were as follows:

       Audit Fees:                                                      $ 83,100
       All Other Fees:                                                  $240,955
       Financial Information Systems Design and Implementation Fees:    $      0

     All Other fees consisted of services related to tax preparation and review, SEC filings and review, and acquisition accounting and review. The Audit committee has considered whether the provision of services related to "All Other Fees" and "Financial Information Systems Design and Implementation Fees" is compatible with maintaining the independence of Arthur Andersen LLP.

                                OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

     The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                                 By Order of the Board of Directors


                                 Leonard Bell, M.D.
                                 Secretary

Dated: November 8, 2001

        A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10K WILL BE SENT
          WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING
       FROM: ALEXION PHARMACEUTICALS, INC., 352 KNOTTER DRIVE, CHESHIRE,
                   CONNECTICUT 06410, ATTENTION: PRESIDENT.

                         ALEXION PHARMACEUTICALS, INC.

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                 STOCKHOLDERS TO BE HELD ON DECEMBER 12, 2001.

   Leonard Bell, M.D. and David W. Keiser, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Alexion Pharmaceuticals, Inc. held of record by the undersigned on November 7, 2001, at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, December 12, 2001, at the Park Avenue Room at the Hotel Inter-Continental, 111 East 48th Street, New York, New York 10017 and any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

   WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW.

1. Proposal--Election of Directors--Nominees are:
  John H. Fried, Leonard Bell, Jerry T. Jackson, Max Link, Joseph A. Madri,
  R. Douglas Norby and Alvin S. Parven.

  [_] FOR all listed nominees (except do not vote for the nominee(s) whose name(s) appears(s) below):

  ----------------------------------------------------------------------------

   [_] WITHHOLD AUTHORITY to vote for the listed nominees.

2. Proposal No. 2--Ratification of Arthur Andersen LLP as the Company's independent public accountants.

                     [_] FOR    [_] AGAINST    [_] ABSTAIN

   Discretionary authority in hereby granted with respect to such other matters as may properly come before the meeting.

IMPORTANT: Please sign exactly as name appears below. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title as such. If signor is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                Dated ____________________, 2001

                                                --------------------------------
                                                Signature

                                                --------------------------------
                                                Signature if held jointly

                                                The above-signed acknowledges
                                                receipt of the Notice of Annual
                                                Meeting of Stockholders and the
                                                Proxy Statement furnished
                                                therewith.

                                                PLEASE SIGN, DATE AND RETURN
                                                THIS PROXY CARD PROMPTLY USING
                                                THE ENCLOSED ENVELOPE.